UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 14, 2009

First Century Bancorp.

(Exact name of registrant as specified in its charter)

Georgia

(State or other jurisdiction of incorporation)

001-16413	58-2554464
(Commission File Number)	(IRS Employer Identification No.)

807 Dorsey Street, Gainesville, Georgia	30501
(Address of principal executive offices)	(Zip Code)

(770) 297-8060

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02             Unregistered Sales of Equity Securities.

On May 14, 2009, First Century Bancorp. (“First Century”) completed a private placement of shares of its Common Stock, no par value (the “Common Stock”), for $1.50 per share.  As a result, First Century sold 3,266,362 shares of Common Stock for gross proceeds of $4,899,543 in transactions exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D under the Securities Act relating to sales not involving a public offering.  First Century received net proceeds from the private placement of $4,775,071 after commissions of approximately $124,472 but before expenses.  The net proceeds of the offering will be used for working capital purposes.

The Common Stock was sold by our officers and directors with the assistance of our sales agents, Commerce Street Capital, LLC and FIG Partners, L.L.C.  Our Common Stock was sold only to investors that we believed were accredited investors or to non-accredited investors in transactions which were otherwise exempt from registration under Section 4(2) of the Securities Act and Regulation D under the Securities Act relating to sales not involving a public offering.  Our directors and officers received no compensation in connection with the sale of the Common Stock.

The Common Stock sold in the private placement has not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This document does not constitute an offer to sell or the solicitation of an offer to buy any shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CENTURY BANCORP.

	By:	/s/ Denise Smyth
	Name:	Denise Smyth
	Title:	Chief Financial Officer

Dated: May 18, 2009